UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2009

STIFEL FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-9305 (Commission File Number)	43-1273600 (IRS Employer Identification No.)

One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (314) 342-2000

___________________________N/A___________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2009, Stifel Financial Corp. announced that its principal operating subsidiary, Stifel, Nicolaus & Company, Incorporated ("Stifel Nicolaus"), had entered into a definitive agreement (the "Agreement") with UBS Financial Services Inc. ("UBS") to acquire up to 55 branches from the UBS Wealth Management Americas branch network.

The 55 offices are located in 24 states throughout the country, and employ an aggregate of approximately 320 Financial Advisors.  The transaction is structured as an asset purchase for cash at a premium over certain balance sheet items, subject to adjustment.  The payments to UBS include:

•        An upfront cash payment of up to approximately $27 million based on the actual number of branches and Financial Advisors acquired by Stifel Nicolaus;

•        Annual earn-out payments for the two-year period following the closing of the transaction based principally on the performance of the UBS Financial Advisors who become Stifel Nicolaus employees; and

•        Aggregate payments of up to approximately $19 million for net fixed assets and employee forgivable loans.

The above payments are variable based upon the number of Financial Advisors and branches acquired by Stifel Nicolaus.  In addition to the above payments, Stifel Nicolaus has agreed to acquire other client related assets, and assume certain liabilities, associated with the branches acquired.

The number of employees, branches and assets to be acquired by Stifel is expected to be determined in approximately 35 to 45 business days.

The Agreement contains certain customary representations, warranties and covenants on the part of Stifel Nicolaus and UBS including certain employee and customer non-solicitation obligations, and the consummation of the transaction is subject to a number of customary closing conditions and the approval of all required governmental and other regulatory entities.  The Agreement also provides for indemnification of each of the parties in certain instances.

The parties expect the closing of the transaction, which may be completed in a series of up to four separate closings, to occur during the third quarter of 2009.  There is no assurance the transaction will be consummated within the presently contemplated timeframe, or at all. Under certain circumstances described in the Agreement, the Agreement may be terminated by either party if the transaction does not occur on or before September 1, 2009 or under certain circumstances by UBS after such date even if an initial closing has occurred.  In such case, Stifel Nicolaus will be obligated to pay UBS a non-refundable termination payment of $10 million.  Further, Stifel Nicolaus may terminate the Agreement if certain limited branch acceptance criteria specified in the Agreement have not been met by paying a non-refundable termination payment of either $5 million (if terminated no later than the 35th business day following the date of the Agreement under certain circumstances) or $10 million (if terminated after such date).

The foregoing description of the Agreement is qualified in its entirety to the full text of the Agreement, which is attached hereto at Exhibit 2.1.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this Form 8-K are "forward-looking statements" within the meaning of U.S. federal securities laws. Stifel intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors and events are beyond Stifel's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this Form 8-K. Stifel does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Item 7.01 Regulation FD Disclosure

On March 23, 2009, Stifel issued a press release announcing that Stifel Nicolaus had entered into the Agreement.  A copy of this press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Stifel will hold a conference call on Monday, March 23, 2009, at 5:00 p.m. EST.  This call will be Web cast and slides can be accessed on the Investor Relations portion of the Stifel website at www.stifel.com, as well as on all sites within Thomson/CCBN's Investor Distribution Network. To participate on the call, please dial (888) 676-3684 and request the conference ID #91781869.  The conference call slide presentation is attached hereto as Exhibit 99.2.

The information in this Item 7.01 and the exhibit attached hereto will not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of such section, nor will such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 2.1: Asset Purchase Agreement, dated as of March 23, 2009, by and between Stifel, Nicolaus & Company, Incorporated and UBS Financial Services Inc.*

Exhibit 99.1: Press Release issued on March 23, 2009.

Exhibit 99.2: Investor Presentation released on March 23, 2009.

*The appendices, exhibits and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted appendix, exhibit or similar attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STIFEL FINANCIAL CORP.
Date: March 23, 2009	By: /s/ Ronald J. Kruszewski
Name: Ronald J. Kruszewski
Title: President and Chief Executive Officer